CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
PURE BIOSCIENCE, INC.

Pure Bioscience, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST: The name under which the Corporation was originally incorporated was Pure Bioscience, Inc.

SECOND: The date on which the Corporation was originally incorporated pursuant to the DGCL on February 28, 2011.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend paragraph (A) of ARTICLE 4 of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

> "A. The total number of shares of all classes of stock that the Corporation is authorized to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock with a par value of $0.01 per share and 5,000,000 shares of Preferred Stock with a par value of $0.01 per share."

* * * *

FOURTH: This Certificate of Amendment was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

FIFTH: Other than as set forth in this Certificate of Amendment, the Certificate of Incorporation, as amended, shall remain in full force and effect, without modification, amendment or change.

[Signature Page Follows]

IN WITNESS WHEREOF, Pure Bioscience, Inc., has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by a duly authorized officer of this corporation as of August 5, 2024.

PURE BIOSCIENCE, INC.

By: /s/ Robert Bartlett
Name: Robert Bartlett
Title: Chief Executive Officer